FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT (the "Agreement") is made as of May 24, 2016, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the "Company"), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Income Fund, the Tributary Balanced Fund, and the Tributary Growth Opportunities Fund, (each, a "Fund" and collectively, the "Funds"), (2) Tributary Capital Management, LLC, a Colorado limited liability company ("Tributary"), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers ("FNFA," together with Tributary and the Funds, the "Parties").

Preliminary Statement

A. Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the "Income Fund"), Tributary Short-Intermediate Bond Fund (the "Short-Intermediate Fund"), Tributary Growth Opportunities Fund (the "Growth Opportunities Fund") and the Tributary Balanced Fund (the "Balanced Fund") together the "FNFA Advised Funds").

B. Northern Lights Distributors, LLC (the "Distributor"), serves as distributor for the Funds.

C. The Company, Tributary, the Distributor and J.P. Morgan Clearing Corporation ("JPMCC") are parties to an Order Processing Agreement and a Networking Fee Addendum to the Order Processing Agreement, dated December 6, 2011 ("Agreement"), under which JPMCC provides certain services ("Services") to each of the Funds in connection with JPMCC's customers' purchase of shares of the Funds (such shares owned by JPMCC customers, the "Shares") through JPMCC's platform.

D. In exchange for JPMCC's performance of the Services, the Company and Tributary, as provided in the Agreement, have agreed to pay JPMCC a fee in the amount of $8 per account position per year held by JPMCC's customers.

E.The Company, on behalf of the Funds, and Tributary wish to set forth the apportionment of the fee amongst the Company, Tributary and FNFA. For purposes of clarification, the Company shall pay JPMCC directly for the portion of the fee payable from the Company with Tributary being responsible to pay JPMCC the remaining amount as provided in this Agreement. This Agreement also sets forth the amounts to be paid to Tributary by FNFA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1. Responsibility of Fee. If the amount of the JPMCC fee exceeds the 25 bps allowable for payment by the Funds, the amount due to JPMCC shall be made in two payments. The first will be direct from the Funds for the Institutional Class of shares and will not be in excess of the 25 bps allowable under the Company's Shareholder Servicing Plan. Tributary shall pay JPMCC the remainder of the fee in accordance with the Agreement. For the Institutional Plus class of shares, Tributary will pay the entire amount.

2. Apportionment of Fee Among the Funds and Tributary. For so long as Tributary is obligated to pay JPMCC the Fee, the Parties agree that the Funds will pay up to 25 bps of the Fee on the Institutional Class of Shares directly to JPMCC, apportioned in accordance with each Fund's respective portion of the Fee, and Tributary will pay the balance of the Fee (the "Tributary Portion"). For the Institutional Plus class of shares, Tributary will pay the entire amount.

3. Apportionment of Tributary Portion Between Tributary and FNFA. For so long as Tributary is obligated to pay JPMCC the Tributary Portion, FNFA will reimburse Tributary for one-half of the Tributary Portion attributable to the FNFA Advised Funds.

4. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5. Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	Managing Partner

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Vice President